                                                                     EXHIBIT 4.1

                      TWELFTH AMENDMENT TO LOAN AGREEMENT
                      -----------------------------------


          THIS TWELFTH AMENDMENT TO LOAN AGREEMENT (this "Amendment"), made and entered into as of June 16, 1995, but effective as of the date set forth in
Section 2 hereof, by and between FORSTMANN & COMPANY, INC., a Georgia corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), as sole "Lender" under the "Loan Agreement" hereinafter referred to and as agent for itself and the other "Lenders" who may hereafter become parties to the Loan Agreement (GE Capital, in such capacity, the "Agent").

                                   RECITALS:
                                   --------

          A. Borrower and GE Capital, as a Lender and as Agent, entered into a certain Loan Agreement, dated as of October 30, 1992, as amended (the "Loan Agreement"; capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Loan Agreement), whereby, subject to the terms and conditions set forth therein, GE Capital, as sole Lender thereunder, has made certain financial accommodations available to Borrower; and

          B. Borrower has requested that GE Capital amend the financial covenants in the Loan Agreement in certain respects as hereinafter set forth and, subject to the terms and conditions set forth herein, GE Capital is willing to do so; and

          C. Borrower and GE Capital, as Lender and Agent, desire to enter into this Amendment in order to set forth their mutual understandings regarding such amendments and certain other amendments as hereinafter set forth.

          In consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

          1.     AMENDMENTS.  Upon satisfaction of all conditions precedent set
                 ----------
forth in Section 2 hereof, effective as of the date set forth in Section 2 hereof, the Loan Agreement shall be amended as follows:

          (a) AMENDMENT TO SECTION 1.1 OF THE LOAN AGREEMENT.
              ----------------------------------------------

          Section 1.1 of the Loan Agreement shall be amended by deleting in its entirety the definition of "Borrowing Base" contained therein and substituting in lieu thereof the following revised definition of "Borrowing Base":

          "Borrowing Base" means, as of any date of determination, an amount
           --------------
determined by the Agent to be equal to the sum of (a) up to 85% of Eligible Accounts (other than Eligible Bill and Hold Accounts), plus (b)
                                                       ----
the lesser of $10,000,000,  reducing to $9,000,000 on the date of execution of
    ------
the Twelfth Amendment to Loan Agreement, $8,000,000 on July 1, 1995, $7,000,000 on August 1, 1995, $6,000,000 on September 1, 1995 and $5,000,000 on October 1,
1995, or the sum of (i) up to 85% of Eligible Bill and Hold Accounts which are not more than thirty (30) days past invoice date, (ii) up to 75% of Eligible Bill and Hold Accounts which are more than thirty (30) days, but not more than sixty (60) days, past invoice date, (iii) up to 65% of Eligible Bill and Hold Accounts which are more than sixty (60) days, but not more than ninety (90) days, past invoice date and (iv) up to 45% of Eligible Bill and Hold Accounts which are more than ninety (90) days, but not more than one hundred eighty (180) days, past invoice date, plus (c) up to 60% of Eligible Inventory (other than
                         ----
Eligible Inventory consisting of seconds or samples), plus (d) the lesser of
                                                      ----         ------
$3,000,000 or up to 60% of Eligible Inventory consisting of samples and seconds; provided, however, that the (i) the aggregate amount of Eligible Inventory
- --------  -------  ----
consisting of raw materials included in the Borrowing Base shall not exceed $8,000,000 during the period commencing on May 1, 1995 and ending on August 31, 1995 and $7,000,000 at any time thereafter, (ii) the aggregate amount of Eligible Inventory consisting of work in process included in the Borrowing Base shall not exceed $30,000,000 during the month of May, 1995, $28,000,000 during the month of June, 1995, $26,000,000 during the month of July, 1995, $24,000,000 during the period commencing on August 1, 1995 and ending on October 31, 1995, $23,000,000 during the period commencing on November 1, 1995 and ending on April 30, 1996, $21,000,000 during the period commencing on May 1, 1996 and ending on October 31, 1996, $23,000,000 during the period commencing on November 1, 1996 and ending on April 30, 1997 and $21,000,000 at any time thereafter and (iii) the aggregate amount of Eligible Inventory consisting of finished goods (inclusive of seconds and samples) included in the Borrowing Base shall not exceed $8,000,000 during the month of May, 1995, $7,500,000 during the period commencing on June 1, 1995 and ending on October 31, 1995, $13,000,000 during the period commencing on November 1, 1995 and ending on April 30, 1996, $7,500,000 during the period commencing on May 1, 1996 and ending on October 31, 1996, $13,000,000 during the period commencing on November 1, 1996 and ending on April 30, 1997 and $7,500,000 at any time thereafter.

          Borrower acknowledges that (i) the advance rates provided for in the preceding paragraph have been agreed to by Lenders and the Agent to reflect the Agent's determination of the loan value of Borrower's Eligible Accounts and Eligible Inventory as of the date of the execution of the Twelfth Amendment to this Agreement, based upon such considerations as were known to the Agent as of such date, (ii) the Agent may, at any time or times hereafter, in the exercise of its sole credit judgment, decrease the advance rates against Eligible Accounts and Eligible Inventory, or provide for sublimits or varying advance rates as the among various categories of Eligible Accounts and Eligible Inventory, (iii) each such decrease, sublimit or variation shall become effective immediately upon the Agent's giving of notice thereof to Borrower, and
(iv) immediately upon the Agent's giving of any notice as provided in the preceding subclause (iii), the provisions of the preceding paragraph shall be deemed to be amended in accordance therewith.

          The Borrowing Base shall be determined by the Agent with reference to the most recent Borrowing Base Certificate, adjusted on a daily basis since the most recent Borrowing Base Certificate to reflect Collections remitted to the Agent pursuant to Section 3.1(a) and applied to the outstanding principal
                      ------- ------
amount of the Revolving Credit Loan and the daily reports furnished to the Agent pursuant to Section 7.2(a); provided that if on any date of determination, a
            ------- ------  --------
Borrowing Base Certificate has not been delivered as of the most recent due date therefor, the Borrowing Base shall mean such amount as may be determined by the Agent in the exercise of its reasonable judgment.

          The Agent shall have the right to establish reserves against the Borrowing Base as to such matters, events, conditions or contingencies as to which the Agent, based on the Agent's customary credit considerations, determines reserves should be established hereunder, including, without limitation, reserves with respect to (a) taxes, charges and assessments of any Governmental Agency and Liens, (b) sums as to which the Agent is permitted to make Advances on Borrower's behalf under Section 2.4, (c) anticipated costs of
                                         -----------
repair, replacement or restoration of damaged or destroyed Property in accordance with the provisions of Section 6 of the Security Agreement and
Section 7 of the Mortgage, (d) expenses incurred by Borrower in connection with the transactions contemplated to occur on the Closing Date which have not been paid by Borrower on or before such date, and (e) potential liabilities for responding to Environmental Claims, potential costs of Remedial Actions and potential decreases in the value of the Collateral, in each case occurring as a result of Release of Contaminants or violations of Environmental Laws at or with respect to the Borrower's Real Property, (f) anticipated costs of liquidation of Collateral upon exercise of the Agent's rights and remedies under the Security Agreement and the Mortgage and (g) such other matters, events, conditions or contingencies as to which the Agent determines that reserves should be established hereunder. Without limitation of the foregoing, Borrower acknowledges and agrees that on the date on which Lenders make the Term Loans to Borrower, the Agent shall establish a reserve against the Borrowing Base in an amount equal to the aggregate outstanding principal amount of the Term Loans ($7,500,000, initially) which reserve shall remain in effect until payment in full of the Term Loans (subject to reduction upon any partial payment or prepayment of the Term Loans by the amount of any such payment or prepayment).

              Amendment to Section 3.3 of the Loan Agreement.  Section 3.3 of
              ----------------------------------------------
the Loan Agreement shall be amended by adding a new clause (f) thereof to read as follows:

          (f) On July 1, 1995, the Agent shall apply the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) from the reserve held by the Agent against the Borrowing Base in respect to the Term Loans in payment of an equal amount of the outstanding principal balance of the Term Loans, and on September 1, 1995, the Agent shall apply the balance of such reserve in payment of the principal balance of the Term Loans. Borrower authorizes and directs the Agent to make such applications and agrees that accrued and unpaid interest on the Term Loans shall continue to be paid at the times provided in Section 3.17 hereof until paid in full. Borrower shall not incur any obligations pursuant to
Section 3.15 of the Loan Agreement as a result of the prepayments of the Term Loans effected hereby.

          (b) Amendment to Section 6.23 of the Loan Agreement. Section 6.23 of
              -----------------------------------------------
the Loan Agreement shall be deleted in its entirety and the following revised
Section 6.23 substituted in lieu thereof:

           6.23  Adjusted Tangible Net Worth.
                 ---------------------------

           (a) Borrower shall not permit its Adjusted Tangible Net Worth, calculated as of the last day of each fiscal month set forth below, to be less than the Amount set forth opposite such fiscal month:

Fiscal Month                        Amount
- ------------                        ------

April, 1995                      $25,700,000
May, 1995                        $26,200,000
June, 1995                       $27,500,000
July, 1995                       $28,600,000
August, 1995                     $28,200,000
September, 1995                  $28,300,000
October, 1995                    $28,800,000
November, 1995                   $27,900,000
December, 1995                   $27,400,000
January, 1996                    $28,400,000
February, 1996                   $29,300,000
March, 1996                      $30,600,000
April, 1996                      $32,200,000
May, 1996                        $33,100,000
June, 1996                       $33,900,000
July, 1996                       $34,100,000
August, 1996                     $32,700,000
September, 1996                  $32,200,000
October, 1996                    $32,500,000

           (b) Borrower shall not permit its Adjusted Tangible Net Worth, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the Amount set forth opposite such Fiscal Quarter.

Fiscal Quarter Ending              Amount
- ---------------------              ------

January, 1997                    $32,500,000
April, 1997                      $36,500,000
July, 1997                       $39,000,000
October, 1997                    $39,000,000

           (c) Amendment to Section 6.24 of the Loan Agreement.
               -----------------------------------------------
Section 6.24 of the Loan Agreement shall be deleted in its entirety and the following revised Section 6.24 substituted in lieu thereof:

           6.24  Interest Coverage Ratio.
                 -----------------------

             (a) Borrower shall not permit its Interest

Coverage Ratio, calculated as of the last day of each fiscal month set forth below, to be less than the Ratio set forth opposite such fiscal month:

Fiscal Month                       Ratio
- ------------                       -----

April, 1995                      1.36:1.00
May, 1995                        1.33:1.00
June, 1995                       1.34:1.00
July, 1995                       1.32:1.00
August, 1995                     1.39:1.00
September, 1995                  1.47:1.00
October, 1995                    1.58:1.00
November, 1995                   1.54:1.00
December, 1995                   1.56:1.00
January, 1996                    1.62:1.00
February, 1996                   1.69:1.00
March, 1996                      1.72:1.00
April, 1996                      1.86:1.00
May, 1996                        1.90:1.00
June, 1996                       1.89:1.00
July, 1996                       1.90:1.00
August, 1996                     1.81:1.00
September, 1996                  1.78:1.00
October, 1996                    1.82:1.00

          (b) Borrower shall not permit its Interest Coverage Ratio, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending              Ratio
- ---------------------              -----

January, 1997                    1.75:1.00
April, 1997                      1.75:1.00
July, 1997                       1.80:1.00
October, 1997                    1.80:1.00

          (d) Amendment to Section 6.25 of the Loan Agreement. Section 6.25 of
              -----------------------------------------------
the Loan Agreement shall be deleted in its entirety and the following revised
Section 6.25 substituted in lieu thereof:

              6.25  Fixed Charge Coverage Ratio.
                    ---------------------------

              (a) Borrower shall not permit its Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal month set forth below, to be less than the Ratio set forth opposite such fiscal month:


Fiscal Month                      Ratio
- ------------                      -----

April, 1995                      .69:1.00
May, 1995                        .66:1.00
June, 1995                       .69:1.00
July, 1995                       .68:1.00
August, 1995                     .74:1.00
September, 1995                  .82:1.00
October, 1995                    .84:1.00
November, 1995                   .80:1.00
December, 1995                   .77:1.00
January, 1996                    .81:1.00
February, 1996                   .84:1.00
March, 1996                      .86:1.00
April, 1996                      .94:1.00
May, 1996                       1.03:1.00
June, 1996                      1.01:1.00
July, 1996                       .98:1.00
August, 1996                     .94:1.00
September, 1996                  .96:1.00
October, 1996                    .90:1.00

          (b) Borrower shall not permit its Fixed Charge Coverage Ratio, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the ratio set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending          Ratio
- ---------------------          -----

January, 1997                 .85:1.00
April, 1997                   .85:1.00
July, 1997                    .85:1.00
October, 1997                 .70:1.00

          (e) Amendment to Section 6.26 of the Loan Agreement. Section 6.26 of
              -----------------------------------------------
the Loan Agreement shall be deleted in its entirety and the following revised
Section 6.26 substituted in lieu thereof:

              6.26  Accounts Receivable Turnover.
                    ----------------------------

              (a) Borrower shall not permit its Accounts Receivable Turnover, expressed in days, calculated as of the last day of each fiscal month set forth below, to be greater than the number of days set forth opposite such fiscal month:


Fiscal Month                    No. of Days
- ------------                    -----------

April, 1995                         106
May, 1995                           106
June, 1995                          103
July, 1995                          100
August, 1995                         98
September, 1995                      97
October, 1995                        98
November, 1995                       99
December, 1995                       99

January, 1996                        99
February, 1996                       98
March, 1996                          99
April, 1996                          98
May, 1996                            99
June, 1996                          102
July, 1996                          103
August, 1996                        105
September, 1996                     106
October, 1996                       105

          (b) Borrower shall not permit its Accounts Receivable Turnover, expressed in days, calculated as of the last day of each Fiscal Quarter set forth below, to be greater than the number of days set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending  No. of Days
- ---------------------  -----------

January, 1997             135
April, 1997               136
July, 1997                136
October, 1997             137

          (f) Amendment to Section 6.27 of the Loan Agreement. Section 6.27 of
              -----------------------------------------------
the Loan Agreement shall be  deleted in its entirety and the following revised
Section 6.27 substituted in lieu thereof:

                 6.27  Inventory Turnover.
                       ------------------

                 (a) Borrower shall not permit its Inventory Turnover, expressed in times turned per year, calculated as of the last day of each fiscal month set forth below, to be less than the number of times turned per year set forth below opposite such fiscal month:

Times Turned
Fiscal Month                     Per Year
- ------------                     --------

April, 1995                        2.08
May, 1995                          2.06
June, 1995                         2.12
July, 1995                         2.23
August, 1995                       2.29
September, 1995                    2.35
October, 1995                      2.35
November, 1995                     2.50
December, 1995                     2.55
January, 1996                      2.55
February, 1996                     2.56
March, 1996                        2.53
April, 1996                        2.58


May, 1996                          2.58
June, 1996                         2.52
July, 1996                         2.45
August, 1996                       2.35
September, 1996                    2.27
October, 1996                      2.24


          (b) Borrower shall not permit its Inventory Turnover, expressed in times turned per year, calculated as of the last day of each Fiscal Quarter set forth below, to be less than the number of times turned per year set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending  Times Turned Per Year
- ---------------------  ---------------------

January, 1997                  2.21
April, 1997                    2.24
July, 1997                     2.27
October, 1997                  2.32

          (g) Amendment to Section 6.28 of the Loan Agreement. Section 6.28 of
              -----------------------------------------------
the Loan Agreement shall be deleted in its entirety and the following revised
Section 6.28 substituted in lieu thereof:

                6.28 EBITDA.
                     ------

                (a) Borrower shall not permit its EBITDA for any period of twelve consecutive fiscal months ending on the last day of any fiscal month set forth below, to be less than the Amount set forth opposite such fiscal month:


Fiscal Month                      Amount
- ------------                      ------

April, 1995                     $25,400,000
May, 1995                       $25,100,000
June, 1995                      $25,700,000
July, 1995                      $25,800,000
August, 1995                    $27,600,000
September, 1995                 $29,500,000
October, 1995                   $32,200,000
November, 1995                  $31,600,000
December, 1995                  $32,300,000
January, 1996                   $33,700,000
February, 1996                  $35,100,000
March, 1996                     $35,800,000
April, 1996                     $39,100,000
May, 1996                       $39,900,000
June, 1996                      $39,400,000
July, 1996                      $39,200,000
August, 1996                    $37,300,000
September, 1996                 $36,300,000
October, 1996                   $37,000,000

          (b) Borrower shall not permit its EBITDA for any period of twelve consecutive fiscal months ending on the last day of any Fiscal

Quarter set forth below, to be less than the amount set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending            Amount
- ---------------------            ------

January, 1997                  $37,500,000
April, 1997                    $38,300,000
July, 1997                     $39,000,000
October, 1997                  $39,500,000

          (h) Amendment to Section 7.1 of the Loan Agreement. Section 7.1 of the
              ----------------------------------------------
Loan Agreement is hereby amended by adding the following sentence at the end of clause (a) thereof:

          Notwithstanding anything contained herein to the contrary, all of the financial statements and other information required to be delivered by Borrower to Lenders pursuant to this Section 7.1(a) with respect to the September, 1995 fiscal month and the portion of Borrower's Fiscal Year ending with such fiscal month shall be so delivered on or prior to October 10, 1995.

          2.     CONDITIONS PRECEDENT.  This Amendment shall not become
                 --------------------
effective unless and until all of the following conditions precedent have been fulfilled to the satisfaction of GE Capital:

          (a) Borrower shall have paid to GE Capital the amendment fee described in Section 3 below.

          (b) After giving effect to this Amendment, and the amendments to the Restated Indenture and the CIT Loan Agreement being executed and delivered concurrently herewith, no Default or Event of Default shall have occurred and be continuing.

     Upon the satisfaction of such conditions, this Amendment shall be deemed to have an effective date of April 30, 1995.

          3.     Amendment Fee.  On the date hereof, Borrower shall pay to GE
                 -------------
Capital an amendment fee in the amount of Two Hundred Thirty Thousand Dollars ($230,000). Such fee shall be fully earned and non-refundable on the date hereof.

          4.     Certain Expenses.  Borrower confirms that pursuant to Section
                 ----------------
11.3 of the Loan Agreement it is obligated to pay, among other costs and expenses, the reasonable costs and expenses of any counsel, auditors, accountants, appraisers, insurance and environmental advisors, records research firms, management consultants and other consultants and agents retained by GE Capital, in any capacity, in connection with the ongoing administration of the Loan Documents.

          5.     OTHER AGREEMENTS.
                 ----------------

          (a) GE Capital hereby consents to the amendment to the CIT Loan Agreement being executed and delivered concurrently herewith, in the form of the draft dated June 12, 1995 previously delivered to GE Capital, notwithstanding the prohibition contained in Section 6.4 of the Loan Agreement.

          (b) Except as set forth expressly herein and above, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Agent and Lenders, subject to Debtor Relief Laws. In furtherance of the foregoing, Borrower acknowledges that from and after the date hereof, it shall continue to be bound by all provisions of the Loan Agreement as amended hereby. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

          (c) Borrower hereby affirms that each of the representations and warranties of Borrower contained in the Loan Agreement or in any of the other Loan Documents is correct in all material respects on and as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date and except as affected by transactions expressly contemplated by the Loan Agreement or this Amendment). In addition, with respect to this Amendment, Borrower warrants and represents as follows: The execution, delivery and performance by Borrower of this Amendment and the other Loan Documents contemplated hereby, (i) are within Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's articles of incorporation or bylaws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality;
(v) will not require a consent or approval under, conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of the Agent pursuant to the Loan Documents; and (vii) do not require the authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency in order to authorize or permit such execution, delivery and performance under applicable
Laws.   This Amendment has been duly executed and delivered for the benefit of or on behalf of Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms subject to Debtor Relief Laws.

          (d) Borrower hereby represents that no Default or Event of Default has occurred and is continuing as of the date hereof, after giving effect to this Amendment and the amendments to the Restated Indenture and the CIT Loan Agreement being executed and delivered concurrently herewith.

          (e) Borrower hereby ratifies and reaffirms its grant to the Agent, for its benefit and the ratable benefit of Lenders, of a first priority security interest in the Lenders' Primary Collateral and a second priority security interest in the Noteholders' Primary Collateral, in each case subject only to Permitted Encumbrances.

          (f) Borrower agrees to pay on demand all reasonable costs and out-of-pocket expenses of GE Capital in connection with the preparation, execution, delivery and enforcement of this Amendment, the closing hereof, and any other transactions contemplated hereby, including the fees and out-of-pocket expenses of King & Spalding, counsel to GE Capital.

          (g) To induce the Agent and Lenders to enter into this Amendment, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right to offset, defense or counterclaim in favor of Borrower as against the Agent or Lenders with respect to the Obligations. In furtherance of the foregoing, Borrower hereby releases, acquits and forever discharges the Agent and each Lender and their respective agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the "Lender Release Parties") from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages and costs and expenses, of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that Borrower may have or claim to have, relating to or arising out of or in connection with the Loan Agreement or any other Loan Document or any agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Amendment (collectively, the "Released Claims"). Borrower further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Lender Released Parties with respect to any and all Released Claims.

          (h) This Amendment shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and all applicable laws of the United States of America.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their respective officers thereunto duly authorized, as of the date first above written.

                                FORSTMANN & COMPANY, INC.



                                By: /s/ Kenneth J. Doel
                                   ___________________________
                                   Kenneth J. Doel, Executive
                                   Vice President and Chief
                                   Financial Officer


                                GENERAL ELECTRIC CAPITAL
                                 CORPORATION, as Agent and
                                 initial Lender



                                By: /s/ Rick Luck
                                   ___________________________
                                   Rick Luck,
                                   Vice President -
                                   Commercial Finance